BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  EXHIBIT 12.1
                                   (UNAUDITED)


                                                                  Nine Months Ended
                                                                    September 30,
                                                                --------------------
                                                                  1996         1995
                                                                --------     -------

                                                                (Dollars in Millions,
                                                                Except Ratio Amounts)

Earnings

   Income (Loss) Before Income Taxes .........................    $166       $(570)

   Add
      Interest and fixed charges .............................      85          81
      Portion of rent under long-term operating
         leases representative of an interest factor .........       4           4
                                                                  ----        ----
   Total Earnings Available for Fixed Charges ................    $255       $(485)
                                                                  ====        ====

Fixed Charges

   Interest and fixed charges ................................    $ 85        $ 81
   Portion of rent under long-term operating
      leases representative of an interest factor ............       4           4
   Capitalized interest ......................................       2           2
                                                                  ----        ----
   Total Fixed Charges .......................................    $ 91        $ 87
                                                                  ====        ====


Ratio of Earnings to Fixed Charges (1) .......................    2.80 x         -
                                                                  ====        ====


(1) Earnings Available for Fixed Charges for 1995 are inadequate to cover 1995 Fixed Charges by approximately $572 million. Excluding the non-cash charge related to SFAS No. 121, Earnings Available for Fixed Charges for 1995 would have been inadequate to cover 1995 Fixed Charges by approximately $82 million.

                                      -14-